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                                                                   Exhibit 11
COMPUTATION OF PER SHARE EARNINGS

The computation of primary earnings per share is as follows:
(In thousands except per share amounts)


                                              Year Ended September 30
                                                1997            1996
                                              ----------      --------
Weighted average shares outstanding             10,572          11,248


Add equivalent shares for
stock options (a)                                2,225           1,934
                                                ------          ------


Average shares outstanding for
computation of primary earnings
per share                                       12,797          13,182
                                                ======          ======




Income from continuing operations              $11,766         $ 9,256
                                               =======         =======



Net income                                     $11,766         $ 9,326
                                               =======         =======



Primary earnings per common share:
  Income from continuing operations              $0.92           $0.70
                                                 =====           =====

  Net income                                     $0.92           $0.71
                                                 =====           =====




(a) Computed under the "Treasury Stock Method" using the average market price for the respective period.